Exhibit 99.3

                                BROADVISION, INC.
                             STOCK OPTION AGREEMENT

         BROADVISION, INC. (the "Company") is pleased to inform you that its Board of Directors has granted you an option to purchase shares of the common stock of the Company ("Common Stock").

         The details of your option are as follows:

OPTIONEE NAME: _______________________________

NUMBER OF SHARES: ____________________________

EXERCISE PRICE: $______ per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

GRANT DATE: __________________________________

EXPIRATION DATE: _________________, unless it ends sooner for the reasons described in Section 5 of the Supplemental Terms and Conditions attached.

VESTING COMMENCEMENT DATE: ____________________

VESTING SCHEDULE:___________ % on first anniversary of Vesting Commencement Date

                 ___________ % each  monthly  anniversary thereafter until fully vested

TAX QUALIFICATION: This option ____ is ____ is not intended to qualify for the federal income tax benefits available to an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

ADDITIONAL TERMS AND OPTIONEE'S ACKNOWLEDGEMENTS: This option is also subject to all the terms of the Supplemental Terms and Conditions attached to this Agreement. The undersigned optionee acknowledges receipt of this option agreement, the Supplemental Terms and Conditions, and the exhibits referred to in both documents, and understands and agrees to all their terms. Optionee further acknowledges that as of the date of grant of this option, this option and its exhibits set forth the entire understanding between optionee and the Company and regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the option agreements previously granted and delivered to optionee under the Company's Equity Incentive Plan, and (ii) the following agreements only:

         OTHER AGREEMENTS: ______________________________

                           ______________________________

BROADVISION, INC.                          OPTIONEE:

By: ___________________________            Signature ___________________________

Name: _________________________
                                           Date: _______________________________
Date: _________________________


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                                BROADVISION, INC.

                    SUPPLEMENTAL TERMS AND CONDITIONS OF THE
                       NONQUALIFIED STOCK OPTION AGREEMENT

     1. METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of this option. You may make payment of the exercise price in cash or by check at the time of exercise. Notwithstanding the foregoing, this option may also be exercised (a) as part of a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or a check) by the Company before Common Stock is issued or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds or (b) by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, and valued at its Fair Market Value on the date of exercise of this option ("delivery" for these purposes including by delivering to the Company your attestation of ownership of such shares of Common Stock in a form approved by the Company).

     2. EARLY EXERCISE OF OPTION (EXERCISE OF UNVESTED SHARES).

    (a) At any time during your Continuous Service you may exercise any or all of the shares subject to this option whether or not the shares have vested, provided, however, that:

    (i) a partial exercise of this option will be deemed to cover vested shares first and then the earliest vesting installment of unvested shares;

    (ii)any unvested shares at the date of exercise will be subject to the purchase option in favor of the Company which is described in the Notice of Exercise and Stock Purchase Agreement (the "Notice of Exercise") attached as an exhibit to this option; and

    (iii) you will enter into the Notice of Exercise and Stock Purchase Agreement which will contain the same vesting schedule as in this option agreement.

    (b) Your right to purchase unvested shares ends upon termination of your Continuous Service.

     3. WHOLE SHARES. You may exercise this option only for whole shares and the Company shall be under no obligation to issue any fractional shares of Common Stock to you.

     4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained in this option, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Act") or, if the shares are not registered at that time, the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Act.


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     5.  TERM OF  OPTION.  The term of this  option  begins on the date you were granted this option and, unless it ends sooner for the reason described below, terminates on the Expiration Date set forth in the Stock Option Agreement. You may not, under any circumstances, exercise this option after the Expiration Date. By delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

     This option will also terminate prior to the end of its term if your service as an advisor or consultant with the Company and all Company Affiliates is terminated for any reason or for no reason. Your option will then terminate three (3) months after the date on which you are no longer providing services to the Company or any Company Affiliate unless one of the following circumstances exists:

(a) Your termination of service is due to your disability. This option will then terminate on the earlier of the Expiration Date or twelve (12) months following the termination of your service.

(b) Your termination of service is due to your death. This option will then terminate on the earlier of the Expiration Date or twelve (12) months after your death.

(c) If during any part of the three (3) month period you may not exercise your option solely because of the condition described in paragraph 4 above, then your option will not terminate until the earlier of the Expiration Date or until this option shall become exercisable for an aggregate period of three
     (3) months after the termination of your service.

         Only the shares that are vested on the date of your termination of service may be exercised following the termination of your service.

     6. EXERCISE OF OPTION.

(a) You may exercise this option to the extent specified above, by delivering the Notice of Exercise attached to this option as an exhibit together with the exercise price to the Secretary of the Company, or another person designated by the Company, during regular business hours, together with any additional documents required in the Notice of Exercise.

(b) By exercising this option you agree that the Company may require you to pay to the Company any tax withholding obligation of the Company arising from
     (1) your exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of the shares of Common Stock you acquired upon the exercise of this option.

     7. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to this option without the receipt of consideration by the Company (through merger, consolidation, reorganization,

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     recapitalization,  reincorporation,  stock  dividend,  dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to this option. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company".)

(b) In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law: (i) any surviving corporation or an Affiliate of such surviving corporation shall assume this option or shall substitute a similar option, or (ii) this option shall continue in full force and effect. In the event any surviving corporation and its Affiliates refuse to assume or continue this option, or to substitute a similar option, then, with respect to an option held by persons then performing services as Employees, Directors or Consultants, the time during which this option may be exercised shall be accelerated and the option terminated if not exercised prior to such event.

     8. AMENDMENT OF STOCK OPTION. The Board at any time, and from time to time, may amend the terms of this option; provided, however, that the rights and obligations under this option shall not be impaired by any such amendment unless
(i) the Company requests the consent of the person to whom the this option was granted and (ii) such person consents in writing.

     9. OPTION NOT TRANSFERABLE. This option may not be transferred, except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (a "QDRO"), and may be exercised during your life only by you or a transferee pursuant to a QDRO.

     10. OPTION NOT AN EMPLOYMENT CONTRACT. This option is not an employment contract and nothing in this option creates in any way whatsoever any obligation on your part to continue in the employ of the Company or a Company Affiliate, or of the Company or a Company Affiliate to continue your employment with the Company or any Company Affiliate. In addition, nothing in your option shall obligate the Company or a Company Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or any Company Affiliate.

     11. NOTICES. Any notices provided for in this option will be given in writing and will be considered to have been given upon receipt or, in the case of notices delivered by the

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     Company to you,  five (5) days after  deposit  in the United  States  mail, postage prepaid, addressed to you at the address specified below or at such other address as you later designate in writing to the Company.

     ATTACHMENTS:

     Exhibit A: Notice of Exercise and Stock Purchase Agreement


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